Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

JFB Construction Holdings (the “Company”) is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering (“IPO”) of its Class A common stock. In connection with the IPO, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended and supplemented from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

/s/ Bjarne Borg
Name: Bjarne Borg
Date: July 18, 2024